Exhibit 10.25

AGREEMENT

This Agreement (“Agreement”) is effective as of April 11, 2017 (“Effective Date”), by and between PSIVIDA Corp., PSIVIDA US, Inc., and pSiMedica Limited (collectively, “PSIVIDA”) and PFIZER Inc. (“PFIZER”).

Recitals:

WHEREAS, on June 14, 2011, PSIVIDA and PFIZER entered into that certain Amended and Restated Collaborative Research and License Agreement (“Collaboration Agreement”).

WHEREAS, pursuant to Section 3.3 of the Collaboration Agreement, Pursuant to Section 3.3 of the Restated Agreement, PSIVIDA was permitted to elect to cease development of the Product (as defined in the Collaboration Agreement) at any time after June 14, 2012 but prior to completion of Phase II clinical trials for the Product, upon providing notice to PFIZER of such election (the “Cessation Notice”), at which time PSIVIDA would have no further obligations with respect to the Product under the Collaboration Agreement. The Company delivered the Cessation Notice to PFIZER on October 27, 2016. Pursuant to the Restated Agreement, PFIZER had until December 26, 2016 to deliver a Funding Option Notice to the Company. PFIZER did not provide the Funding Option Notice as of December 26, 2016 and therefore, subject to the Condition (as defined below), the Restated Agreement automatically terminated as of such date.

WHEREAS, after receipt of the Cessation Notice, PFIZER had the right to elect to solely fund further development and commercialization of the Product, provided that PFIZER was required to make such election and notify the Company (the “Funding Option Notice”) no later than sixty days after receiving the Cessation Notice. Pursuant to the Collaboration Agreement, PFIZER had until December 26, 2016 to deliver a Funding Option Notice to PSIVIDA.

WHEREAS, Because PFIZER did not provide the Funding Option Notice by December 26, 2016, subject to the limited exception set forth below, the Collaboration Agreement automatically terminated as of such date.

WHEREAS, Pursuant to Section 3.3. of the Collaboration Agreement, if PSIVIDA provided the Cessation Notice but did not actually cease all development activities with respect to the Product for at least one year (the “Condition”), then the automatic termination would be null and void and the Collaboration Agreement would remain in effect.

WHEREAS PSIVIDA and PFIZER now wish ensure finality of the contract and wish to enter into this Agreement to amend and restate the Collaboration Agreement as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, PSIVIDA and PFIZER hereby agree as follows:

Agreement:

1.	PSIVIDA hereby represents and warrants to PFIZER that from the date of the provision of the Cessation Notice to PFIZER, PSIVIDA has ceased all development activities with respect to the Product and that PSIVIDA has no current plans to restart any such development activities. PSIVIDA further hereby represents and warrants to PFIZER that PSIVIDA has, from the date of the provision of the Cessation Notice to PFIZER, had no active discussions with any third party to partner or divest the program and that PSIVIDA has no current plans to enter into any such discussions.

2.	Section 3.3 of the Collaboration Agreement shall be amended so the following language:

“provided, however, that if PSIVIDA provides the notice referred to in this Section 3.3 but does not actually cease all development activities with respect to the Product for at least one year, this Agreement shall not terminate as set forth above and all rights of PFIZER under this Agreement shall remain in effect notwithstanding the foregoing.”

shall be deleted in its entirety.

3.	All other terms and conditions of the Collaboration Agreement will remain the same and shall continue in full force and effect.

The parties have caused this Agreement to be duly authorized, executed, and delivered as of the Effective Date.

PSIVIDA		PFIZER INC.

By:	/s/ Dario Paggiarino	By:	/s/ Daniel J. Karp
Name:	Dario A. Paggiarino, MD	Name:	Daniel J. Karp
Title:	Chief Medical Officer	Title:	VP, Business Development

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